EXHIBIT 99.2

Summary of Options Subject to Acceleration

	Aggregate number of shares issuable upon accelerated stock options (000’s)	Weighted average exercise price per share

Directors	105	$6.84
Executive officers	582	$5.72
All other employees	1,417	$5.78
Total	2,104	$5.82